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                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 21

                         Subsidiaries of the Registrant



  Exclusive of inactive subsidiaries, the Registrant as of March 14, 1997 had the following subsidiaries:



                                                    Place of
         Name                                    Incorporation
         ----                                    -------------


  CompuCom Properties, Inc.                          Delaware

  The Computer Factory Inc.                          New York

  ClientLink, Inc.                                   Delaware

  International Micronet Systems                     California

  CSI Funding, Inc.                                  Delaware